Exhibit 99.1

NEWS RELEASE

Lumen Technologies Completes Private Offering of Senior Notes

Higher-Interest Senior Notes Repaid with Net Proceeds and Available Cash

DENVER, June 15, 2021 — Lumen Technologies (NYSE: LUMN) announced that it completed its previously-announced private offering of $1.0 billion aggregate principal amount of its 5.375% Senior Notes due 2029 (the “2029 Notes”).

Lumen used the net proceeds from the offering, together with cash on hand, to repay at maturity its outstanding 6.45% Senior Notes, Series S, due 2021.

The 2029 Notes were privately placed without being registered under the Securities Act of 1933, as amended.

About Lumen

Lumen is guided by our belief that humanity is at its best when technology advances the way we live and work. With approximately 450,000 route fiber miles and serving customers in more than 60 countries, we deliver the fastest, most secure platform for applications and data to help businesses, government and communities deliver amazing experiences.

Lumen and Lumen Technologies are registered United States trademarks of CenturyLink Communications LLC (doing business as Lumen Technologies Group), which is a wholly-owned subsidiary of Lumen Technologies, Inc.

Media Contact:	Investor Contact:

Tracey Lucas	Mark Stoutenberg
Tracey.Lucas@lumen.com	Mark.Stoutenberg@lumen.com
+1 720-888-4443	+1 720-888-1662